                                                      Rule 424(b)(3)
                                                      File No. 333-38545

Pricing Supplement No. 67                             Dated: November 5, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000                             Issue Price: 100%

Original Issue Date: November 10, 1997   Stated Maturity Date: November 10, 1998

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate
            [ ] Federal Funds Rate    [X] Prime Rate [ ] Other:

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a Two Business Day cutoff prior to each Interest Payment Date and the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus
Supplement: The 10th day of February, May, August and November of each year beginning February 10, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily - prior day Prime Rate

                                                      Rule 424(b)(3)
                                                      File No. 333-38545

Pricing Supplement No. 67                             Dated: November 5, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)


Initial Interest Rate: To be determined

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-):-2.80%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
      Initial Redemption Date:
      The Redemption Price shall initially be   % of the principal amount of the
      Note to be redeemed and shall decline at each anniversary of the Initial
      Redemption Date by   % of the principal amount to be redeemed until the
      Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
      Optional Repayment Dates:
      Optional Repayment Prices:

Repayment Provisions:
      (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:  a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO.
                        67 UNDER MTN-SERIES G PROGRAM: $2,108,250,000.00
                   b)   CUSIP #42333HJC7

Agent: Merrill Lynch & Co.
       250 Vesey Street
       New York, NY 10281